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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 2 )(1)


                                WavePhore, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                 Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                943567 - 10 - 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 12, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


----------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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______________________________                   ______________________________
CUSIP No.  943567-10-7               13G          Page   2   of   4     Pages
______________________________                   ______________________________

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          David E. Deeds
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                5,364,861
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              5,364,861
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,364,861
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          17.6%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

          IN
________________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                               Page 3 of 4 pages
ITEM 1.

      (a)   Name of Issuer:   WavePhore, Inc.
      (b)   Address of Issuer's Principal Executive Offices:
            3311 N. 44th Street, Phoenix, AZ 85018

ITEM 2.

      (a)   Name of Person Filing:  David E. Deeds
      (b) Address of Principal Business Office or, if none, Residence: 3311 N. 44th Street, Phoenix, AZ 85018
      (c)   Citizenship:      United States of America
      (d)   Title of Class of Securities: Common Shares
      (e)   CUSIP Number:     943567-10-7


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS a:

      (a)   [ ]  Broker or Dealer registered under Section 15 of the Exchange
                 Act;

      (b)   [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

      (c)   [ ]  Insurance Company as defined in Section 3(a)(19) of the
                 Exchange Act;

      (d)   [ ]  Investment Company registered under Section 8 of the
                 Investment Company Act;

      (e)   [ ]  An investment adviser in accordance with Rule 13d-1(b)
                 (1)(ii)(E);

      (f)   [ ]   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   [ ]   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   [ ]   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   [ ]   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

      (j)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4. OWNERSHIP

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount Beneficially Owned: 5,364,861 (including 501,963 Common Shares issuable upon conversion of Series 1994 Cumulative Convertible Preferred Shares and 1,300,000 Common Shares subject to presently exercisable employee stock options)

      (b) Percent of Class: 17.6%



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                                                            Page 4 of 4 pages

      (c) Number of shares as to which such person has

            (i)   sole power to vote or to direct the vote: 5,364,861*

            (ii)  shared power to vote or to direct the vote: 0

            (iii) sole power to dispose or to direct the disposition of:
                  5,364,861*

            (iv)  shared power to dispose or to direct the disposition of: 0

* Includes 501,963 Common Shares issuable upon conversion of Series 1994 Cumulative Convertible Preferred Shares and 1,300,000 Common Shares subject to presently exercisable employee stock options.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

      Not applicable.

ITEM 10. CERTIFICATION

      Not applicable.


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 11, 1999
                                               -----------------------------
                                                           Date

                                                /S/ David E. Deeds
                                               -----------------------------
                                                        Signature

                                                David E. Deeds
                                               -----------------------------
                                                       Name/Title